AGREEMENT FOR AMENDMENT AND SUBSTITUTION
                       OF SUBSCRIPTION AGREEMENT AND NOTES

      WHEREAS, Silver Course Corporation, World Glory Company Limited, and Asian Harvest Developments Ltd. purchased, respectively, 833,333 shares of common stock of Industrial Data Systems Corporation pursuant to a Stock Purchase Subscription Agreement dated July 15, 1996, and accepted on July 30, 1996, by Industrial Data Systems Corporation; and

      WHEREAS, the original three purchasers have agreed to adjust the number of shares purchased by substituting Pines Intervest Corporation and Wilton Assets Corp. as additional subscribers and purchasers in equal portions of the originally subscribed shares, thereby four would purchase 500,000 shares and one would acquire 499,999 shares; and

      WHEREAS, Wilton Assets Corp. has signed a Stock Purchase Subscription Agreement to purchase 499,999 shares in consideration for the delivery of a Promissory Note in the amount of $199,999; and Pines Intervest Corporation has agreed to purchase 500,000 shares and deliver a Promissory Note in the amount of $200,000; and

      WHEREAS, Silver Course Corporation World Glory Company Limited, and Asian Harvest Developments Ltd. have agreed to delivery Stock Purchase Subscription Agreements for 500,000 shares and Promissory Notes for $200,000, respectively, as consideration for the purchase the shares.

      NOW, THEREFORE, in consideration for the promises made and the actions taken, Industrial Data Systems Corporation agrees to exchange the three Promissory Notes in the amount of $333,333, respectively, made by Silver Course Corporation, World Glory Company Limited, and Asian Harvest Developments Ltd. for four Promissory Notes of $200,000 each, made by Silver Course Corporation, World Glory Company Limited, Asian Harvest Developments Ltd., and Pines Intervest Corporation, respectively, and one Promissory Note for $199,999 made by Wilton Assets Corp., and each of the original subscribing companies will submit certain of the certificates held by them for purposes of reissuing 500,000 shares to

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
Pines Intervest Corporation and 499,999 to Wilton Assets Corp.
Industrial Data Systems Corporation agrees to advise the transfer agent to exchange the shares.

      Executed this _________ day of __________________, 19___.

                                    INDUSTRIAL DATA SYSTEMS CORPORATION

                                    By /s/ WILLIAM A. COSKEY


                                    SILVER COURSE CORPORATION

                                    By /s/ CHRIS HARLESS


                                    WORLD GLORY COMPANY LIMITED

                                    By /s/ CHRIS HARLESS


                                    ASIAN HARVEST DEVELOPMENTS LTD.

                                    By /s/ CHRIS HARLESS

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